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Exhibit 10.26: LivingLAB Agreement Between Voice Mobility Inc. and Innovatia

INNOVATIA                                            Voice Mobility
        Living LAB

                          LIVINGLAB(TM) AGREEMENT BETWEEN
                          VOICE MOBILITY INC. AND INNOVATIA

Introduction and Scope of the Agreement

The purpose of this document is to present the opportunity for Voice Mobility Inc. ("VMI') to participate in a LIVINGLAB agreement with Innovatia Inc. ("Innovatia"). While the agreement is with Innovatia, a wholly owned subsidiary of Aliant Inc. ("Aliant" or "Aliant Telecom"), the LIVINGLAB represents the assets of Aliant as a whole. Where reference is made to Aliant Inc. or Aliant Telecom resources, and engagement thereof, it is deemed to be under the auspices of this agreement and the direction and management of Innovatia. The intent of this agreement between VMI and Innovatia with respect to the LIVINGLAB is to work together to jointly innovate and accelerate the launch of new VMI products as well as the sale of existing products in the global market.

Specifically, this Agreement is targeted at VMI's development of carrier-classified unified communications product ("VMI Product") that with emulate most of the features of Aliant's existing Octel voicemail product and will add specified unified communications capabilities. It is further understood that the VMI Product will allow Aliant to transfer its existing customers from the Octel service over to the new VMI Product in a way that provides minimal interruption to service levels. Refer to the Addendum to the May 17th, 2000 VMI NBTel Global Inc Software License Agreement (Attachment A). Other than as explicitly set out, this agreement is separate and distinct from any other commercial arrangement that Aliant has established with VMI. To the extent there is any conflict or inconsistency between this Agreement and the Agreement between VMI and Maritime Tel and Tel Limited dated March 26,1999 (the "March 1999 Agreement") or the agreement between VMI and NBTel Global Inc. carrying on business as Innovatia Inc. Inc dated May 17th, 2000 ("May 2000 Agreement"), this Agreement prevails to the extent necessary to resolve such inconsistency.

This project is a joint development project and shall include the following activities:

i, Quarterly and annual reviews of project plans by the LIVINGLAB account manager;

ii. Sign off and mutual agreement of deliverables and time schedules by both parties;

iii. Provision of project managers by both parties whose responsibility it will be to create the project


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         plan; and

iv. Provision of senior managers from both parties whose responsibility it will be to plan and manage the relationship.

The LIVINGLAB is defined as a package of 5 assets comprising an innovations environment. Combined these assets represent the services outlined in this agreement,

                                                           Product Development
                                                           $ Verification
        -Customers
        -Employees
        -  Aliant Network and  >      LIVINGLAB         >  Sales
             Systems                                       &
        -  Aliant Labs                                     Testimonials
        -  Partners


                           A. OBLIGATIONS OF INNOVATIA

1. LICENSE OF ALIANT INTELLECTUAL PROPERTY

(a) Aliant is a convergent carrier, with an integrated network and system perspective and owns certain intellectual property (including software in source or executable form, confidential information, trade secrets, business methods or processes or patentable matter, for example) used in the LIVINGLAB environment ("Aliant Intellectual Property"). To the extent there is any such Aliant Intellectual Property used by VMI, Aliant licenses, on a non-exclusive, fully-paid, non-transferable basis, such Aliant Intellectual Property to VMI for use by VMI to aid in the development and verification of current VMI products including specifically, the VMI Product.

2. PROFESSIONAL SERVICES AND PROJECT MANAGEMENT

(a) Innovatia will provide technical resources to VMI. The technical resources at Aliant are experienced in testing, implementing and integrating new product offerings. These resources will be assigned to VMI LIVINGLAB projects to aid in the development and verification cycles. The LIVINGLAB will bring together a multi functional team representing a cross section of divisions of the company to bring the expertise and knowledge developed in the areas that VMI is developing products. They will give insight into the ever-changing requirements of a service provider.

(b) Aliant will participate with VMI in the completion of the Product Requirements Document so that the new product satisfies the requirements of Aliant Telecom. This


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may include standards and specifications, and timelines for project milestones.
See Attachment B for Project Plan and Product Requirements Document. To be appended once completed. Aliant Telecom, Innovatia and VMI will, agree and execute the completed Product Requirements Document before the development is to begin.

(c) Innovatia will also provide project management resources to support the technical resources in the following manner:

     i. Innovatia will make available sufficient Aliant resources to carry out VMI LIVINGLAB activities as outlined above;

     ii. Innovatia will make available an Account Manager to ensure the partnership between VMI and the LIVINGLAB is strong and mutually beneficial. The Account Manager is responsible for ensuring a strong commitment to deliver the services outlined above. The Account Manager will ensure that VMI gets the highest level of customer service.

     iii.Innovatia will make available a Project Manager to manage all VMI
         LIVINGLAB projects. The Project Manager will ensure that projects are carried out in a timely manner. They will ensure that the mandate given to them for the projects by VMI is carried out and the outcomes are relevant. They will act as VMI single point of contact for projects.

(d) The Innovatia provided Account Manager and the Project Manager will together provide:

     i. at a minimum, monthly updates on all VMI LIVINGLAB projects, these updates will provide sufficient detail to allow VMI to steer the course of the project.

     ii. a full report at the end of all projects. This report typically is made available both as a bound copy and in an electronic format like a CD Rom. The report is considered the Intellectual Property of VMI and will not be disclosed to any third parties by Aliant. The report may be used internally by Aliant or other wholly owned subsidiaries of Aliant Inc. except in cases where the subject matter is deemed by VMI too sensitive to be distributed beyond the immediate project team

     iii. a quarterly summary on all activities (projects, visits, speaking engagements and other pertinent information) undertaken by the LIVINGLAB on behalf of VMI. This report will include any relevant information about the activities of other LIVINGLAB partners such as PixStream and IMAGICTV.

(e) Product Management at Innovatia will share their service provider's business vision. For example, business case analysis, pricing strategies, functional evolution of the product advertising models, deployment strategies, competitive strategies, regulatory strategies, operational considerations and market learnings. The experience gained at Innovatia in delivering the individual solutions (Fax to email, Voice Mail to email and call management) will be used to build the business case for VMI's integrated solution.


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3. SALES AND MARKETING

(a) Innovatia has a trusted and privileged relationship with their customers. The LIVINGLAB research group will facilitate innovation by leveraging this customer relationship. Subject to privacy and other legal and regulatory requirements, VMI will have access to all consumer research undertaken by Aliant. The research group will undertake additional VMI directed consumer research. If the use of an outside research company is necessary VMI will pre-approve and pay for the project. Should the research be of mutual interest, Innovatia and VMI will negotiate a cost-sharing model assessed on a project-by-project basis. For example, the LIVINGLAB will conduct a research into End User Knowledge of the VMI Product.

(b) Innovatia will use the LIVINGLAB innovations environment to assist in the marketing and sale of VMI products. Aliant will support VMI in the positioning of Aliant as a lead customer of the VMI Product.

(c) Innovatia will arrange and supervise customer and prospective customer visits, within reason and availability, to the LIVING LAB where such parties can see first-hand Aliant's implementation of VMI's products.

(d) Innovatia will detail the testing and development work done by VMI in the LIVINGLAB to potential customers. Innovatia will provide sufficient detail about the products to validate the solutions developed by VMI.

(e) Innovatia agree to give VMI clients access during these visits to key Innovatia resources that can detail the application of VMI's products. The resources will also share elements of Aliant's Intellectual Property in the form of the strategic plans for new and existing Aliant services. The resources called upon to present during the visits are at Innovatia's discretion and may vary.

     i. The visits detailed above may include a tour of the Aliant Labs, including the VIDEOACTIVE Development Centre a state of the art demonstration facility.

     ii. The VIDEOACTIVE Development Centre may be used to demonstrate VMI products. The facility hosts over 300 tours a year many of which represent potential customers for VMI.

(f) Innovatia will provide sales leads to VMI as they are identified and proactively involve VMI in other partner's customer visits to the LIVINGLAB.

(g) Innovatia will provide reasonable resources to engage in an appropriate number of speaking engagements. The subject matter presented could include Aliant's overall strategy, Aliant's Interactive TV strategy the application of the VMI solution at Aliant.


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4.  OPERATIONS ADMINISTRATION AND MAINTENANCE ("OAM")

(a) VMI will have access to Aliant OAM standards and processes prior to and during the development and verification cycles of their products. Elements of OAM include all the elements necessary to run successful services including: maintenance, provisioning, billing, for example.

5. QUALITY ASSURANCE PROCESS

(a) Innovatia will use LIVINGLAB to aid in product development and verification. The lab environments are not simulated; they duplicate the production environment. This unique environment will allow VMI to test new products in a real world environment ensuring they are delivering a high quality product.

(b) Innovatia has developed a testing methodology that can be used by VMI to test their products and will apply same to the VMI Product. Such methodology is incorporated in LIVINGLABS and represents an integrated approach to testing where all elements of a service are incorporated. One of the advantages is that VMI will have a separate and distinct group of resources evaluating their product. Being removed from the development of the product allows for in impartial assessment.

(c) Innovatia will arrange for and provide testing of the VMI Product in Aliant's production environment.

6. COST-SHARING

(a) Innovatia agrees to pay 50% of the projected Telcordia assessment fee relative to the VMI Product as described in attachment C, not to exceed $75,000 US. See attachment C for Telcordia Assessment Document, to be appended when complete.

7.  FOLLOW-ON LICENSE OF VMI UNIFIED COMMUNICATIONS SOLUTION

(a) During Q1 and Q2 of 2001, Aliant will implement current production versions of VMI's unified communications solution and product suite in order to gain unified communications market share and customer marketing knowledge to share with VMI. Pricing for these initial solutions will be on the basis contemplated in the May 2000 Agreement.

(b) Upon successful development and testing of the VMI Product Aliant will implement the VMI Product into its network throughout its entire enterprise, (See Addendum to May 17th License Agreement Attachment A) Successful development and testing means building a product that conforms to the Project Plan and Product Requirements Document in Attachment B- The VMI Product will become Aliant's primary hosted unified communications solution for business and residential consumers.


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The current voice mail installed base in Aliant is over 300,000. The objective is to transition the current voicemail installed base to the new VMI Product. Implementation of the VMI Product as related in this section will be in accordance with VMI's standard license agreement as mutually agreed by the parties as to terms and pricing. See Attachment D (May 17th, 2000, Software Licensing Agreement). Exact pricing, and the nature of the license and maintenance fees for the VMI Product, will be negotiated prior to its commercial deployment by Aliant to reflect fair market conditions.

                              B. OBLIGATIONS OF VMI

(a) In consideration of the services provided by Innovatia relative to LIVINGLAB, both with regard to activities outlined in this document and other activities to be defined, VMI will pay to Innovatia fees of $5.7 million US, ("the Fees"). The initial term of this agreement will be three years beginning Feb 1st 2001, however this term maybe extended by mutual consent. Such payments and the structure thereof is subject to revision as the Product Requirement Document and other documents describing the projects are prepared and amended. Innovatia will invoice VMI on a quarterly basis, equaling $475,000 per quarter commencing April 30, 2001, At the end of each 12-month period beginning Feb 1st, 2001, VMI and Innovatia assigned account and senior managers will review progress on projects and invoiced amounts. Changes to existing projects and payment schedule may be made by mutual consent.

(b) At VMI's option, VMI my elect to pay for some or all of the services, from time to time, in the form of common shares of VMII, a public company currently traded on the OTCBB. In the event that VMI makes this election, the number of shares will equal (the dollar value of the payment then being made, divided by the weighted average trading price of VMII's shares over the ten trading days immediately preceding the date the payment is to be made (whether of not such shares traded on all of those days or not). If the shares of VMII trade on more then one trading facility at that time, then VMII may choose in its sole discretion, which of those trading facilities will be the reference point for this determination. VMII will deliver the share certificate for the shares to the recipient within ten days of the payment date. The shares will be subject to such trade restrictions as may be imposed by all applicable securities laws and the rules and policies of the trading facilities on which VMII shares are then listed, and may bear legends to reflect those restrictions. The issuance of the shares by VMII will be subject to such regulatory approvals as may be required to be obtained by VMII.

(c) VMI shall reimburse Innovatia for any and all expenses incurred by Innovatia relative to customers visit to the LIVINGLAB not paid for by the customers themselves for visits initiated by VMI and shall be part of the Fees.

(d) VMI shall reimburse Innovatia for any and all expenses for Innovatia resources participating in speaking engagements on behalf of VMI. Any such reimbursement shall be considered pan of the Fees.


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(e) VM shall assign 1 senior manager to the VMI LIVINGLAB partnership. They will be responsible for the following areas of the business relationship,

         i)   Managing the strategic direction of the relationship,

         ii)  Identifying project opportunities

         iii) Participate in a bi-weekly status meeting (via conference call) with the Innovatia Account Manager to review new opportunities and discuss appropriate action items.
         iv) Participate in quarterly strategy reviews. These reviews will act the agenda for the upcoming quarter, address new opportunities and serve as an interface between VMI and the LIVINGLAB management team These meetings will have a broad scope and include the General Manager of the LIVINGLAB as well as any other senior resources from both companies as necessary.

(f) VMI shall also assign 1 senior manager to the VMI Product project. They will be responsible for all aspects of the relationship between VMI and LIVINGLAB as it pertains to the VMI Product project including, but not limited to:

         i) The overall management and control of the project and attributed deliverables,

         ii) Review and sign off of Innovatia invoices pertaining to LIVINGLAB activities,

         iii) Approval and prioritization of activities and projects performed by LIVINGLAB, as they pertain to the VMI Product project
         iv) Development and management of the Product Requirements Document and the Project Plan,
         v) Participate in a bi-weekly status meeting (via conference call) with the Innovatia Account Manager to review new opportunities and discuss appropriate action items.
         vi) Participate in quarterly strategy reviews. These reviews will set the agenda for the upcoming quarter, address new opportunities and serve as an interface between VMI and the LIVINGLAB management team. These meetings will have a broad scope and include the General Manager of the LIVINGLAB as well as any other senior resources from both companies as necessary,

(g) VMI shall provide, at no cost to Aliant and at VMI's discretion, any products necessary to carry out VMI LIVINGLAB projects.

(h) VMI shall recognize Aliant as a lead customer in defining, deploying and trials of new technology.

                                 C. MISCELLANOUS

(a) LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, DISTRIBUTORS, SUPPLIERS, AGENTS, REPRESENTATIVES OR SUBLICENSEES) BE LIABLE TO EACH OTHER WITH


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RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT ONDER ANY CONTRACT, NEGLIGENCE,
STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, OR FOR INDIRECT, SPECIAL. INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OF ANY KIND, EVEN IF EITHER HAS BEEN ADVISED OF THE POSSIBILITY OF
SUCH DAMAGES (AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE Of LIMITED REMEDY).

                  (b) PRESS RELEASES. The parties will mutually agree on arid engage in joint public relations activities. However, no communications shall be released to the press, with regard to this agreement without mutual consent.


(c)      CONFIDENTIAL INFORMATION

     (i) Although both parties shall have care and control of the project undertaken under this Agreement Innovatia reserves its rights to screen any projects undertaken by third parties at the LIVINGLAB to ensure there is no conflict of interest or breach of confidentiality with other LIVINGLAB third party projects. Should there be any conflict or potential of conflict appropriate steps will be taken to isolate the VMI Product project from other third party projects.

     (ii)For the purpose of this Agreement, "Confidential Information" means all oral, written or machine readable data and information that is not generally known to competitors of either party and is proprietary and/or confidential to either party and its affiliates, which includes, but is not limited to, business and marketing plans, financial information, current and future services and products, sales and customer information (including personal information of customer and potential customers, consisting of any information relating to an identifiable individual), research and development general business operations, and trade secrets. Confidential Information shall not include information of either party and/or its affiliates that:

         (a) is or becomes part of the public domain through no wrongful act of the other party;

         (b) is disclosed with the written consent and authorization of the party whose confidential information it is;

         (c) is independently developed by the other party;

         (d) is received without obligation of confidence from a third party for whom there was no reason to believe was not lawfully in possession of such information, free of any obligation of confidence; or

         (e) is lawfully required to be disclosed by a court of competent jurisdiction, provided that, before making such disclosure, the disclosing party shall promptly provide the party who owns the Confidential Information written notice of the requirement to disclose, and shall reasonably


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         cooperate with the party who owns the Confidential Information in its actions to secure the confidential treatment of the Confidential Information.

         cooperate with the party who owns the Confidential Information in its actions to secure the confidential treatment of the Confidential Information.

     (iii) Both parties at all times shall:

         (a) treat the Confidential Information as strictly confidential, and shall not disclose or permit the disclosure of the Confidential Information to any person, corporation or organization whatsoever without first obtaining written permission from the other party;

         (b) take all reasonable precautions against the Confidential Information being used of acquired by any unauthorized person or persons, which precautions shall entail the same degree of care as they use in preserving the confidentiality of its own confidential information;

         (c) promptly return to the other party upon request, or provide confirmation of destruction of all copies of the Confidential Information all Confidential Information contained in any retrieval system or database, and any and all tangible material relating to the Confidential Information, including, but not limited to, all copies, notes, computer disks, tapes and compact disks, whether such material was made or compiled by them or furnished by the other party; and

         (D) NOT COPY, REPRODUCE IN ANY FOM-4 OR STORE IN A RETRIEVAL SYSTEM OR DATABASE, THE CONFIDENTIAL INFORMATION WITHOUT THE PRIOR WRITTEN CONSENT OF THE DISCLOSING PARTY, EXCEPT FOR SUCH COPIES AND STORAGE AS MAY BE REASONABLY REQUIRED INTERNALLY BY THE DISCLOSING PARTY FOR THE PURPOSE OF THIS AGREEMENT.

     (iv) In the event of a breach, or a threatened breach, of any of the provisions of this section c, both parties acknowledges and agrees that the harm suffered by the other party would not be compensated by monetary damages alone and, accordingly, the other party, in addition to other available legal or equitable remedies, shall be entitled to an injunction against such breach or threatened breach.

(d) INTELLECTUAL PROPERTY Innovatia/Aliant agrees that it has no intellectual property rights in or to any VMI developments or the VMI Product created prior to or during the term of this agreement by VMI. VMI agrees that it has no intellectual property rights in and or to Innovatia/Aliant developments created prior to or during the term of this agreement by Innovatia/Aliant. The parties acknowledge that no activity likely to give rise to the joint creation of intellectual property will be engaged in unless and until the


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parties enter into an agreement setting forth the rights and obligations of the parties with respect to such intellectual property-

(e) ROYALTY PAYMENTS IN OLD AGREEMENT Payments made by VMI to Innovatia in the context of this agreement shall supercede, negate and replace the royalty payments set out in clause 5.3 of the March 1999 Agreement or the May 2000 Agreement,

(f) RIGHTS TO RESELL - Innovatia/Aliant shall have full rights to sell its services, applications and intellectual property to any of its and VMI's customers without any finder fees or sales fees being charged by VMI. VMI shall have full rights to sell its services, applications and intellectual property to any of its and Innovatia/Aliant's customers without any finder fees or sales fees being charged by Innovatia/Aliant.

(g) INDEMNITY Both Parties agree to defend, indemnify and save harmless the other Party from any and all claims and liabilities made by third parties for actual or alleged infringement of any patent, copyright or other property rights based on any software, program, service and/or other materials furnished by that Party pursuant to the terms of this Agreement.

(h) WAIVER No term or condition may be waived by either party without the express written consent of the other, and forbearance or indulgence by a party in any regard whatsoever shall not constitute the party's waiver. No consent or waiver shall be effective unless made in writing by an authorized officer of the party.

(i) SEVERANCE - Should any provision of this Agreement be unenforceable at law, it shall be considered separate and severable from the remaining provisions of this Agreement which shall continue in force and shall be binding as though the said provision had not been included.

(j) INTERPRETATION In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders and firms or corporations where applicable.

(k) ASSIGNMENT This Agreement shall not be assigned, in whole or in part, without the express written consent of both Parties. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

l) GOVERNING LAW This Agreement shall be interpreted and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

(m) HEADINGS The headings inserted in this Agreement are for convenience of reference only and, in no way, define, limit or enlarge the scope or meaning of any of the terms and conditions contained in this Agreement.


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(n) ENTIRE AGREEMENT This Agreement and any documents incorporated by reference, shall constitute the entire Agreement between the parties with respect to subject matter hereof, and shall replace all prior written or verbal promises and representations. This Agreement and everything contained therein shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

(o) COUNTERPARTS This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument A signed facsimile or telefaxed copy of this Agreement or any agreement document or instrument contemplated hereby shall be effectual and valid proof of execution and delivery.

This agreement shall commence on Feb lst 2001 and will be reviewed annually to set the scope and size of the agreement for the upcoming year.

Signed as a LivingLAB Agreement dated the 27th day of February 2001.

Voice Mobility Inc.        By: /s/ David Grinstead
                               ------------------------------------------------
                           Title: Executive Vice President, Business Development
                                 ----------------------------------------------

                           By:
                               ------------------------------------------------
                           Title:
                                  ---------------------------------------------

Innovatia Inc.             By: /s/ Kelly Duplisea
                               ------------------------------------------------
                           Title: General Manager, Living LAB
                                 ----------------------------------------------

                           By:
                               ------------------------------------------------
                           Title:
                                  ---------------------------------------------

Innovatia Inc.             By: /s/ Brad McNeil
                               ------------------------------------------------
                           Title: General Manager, E world Solutions
                                  ---------------------------------------------

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                           By:
                               ------------------------------------------------
                           Title:
                                  ---------------------------------------------


Attachment A. Addendum to the May 17th, 2000 Software License Agreement


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